EXHIBIT 10(z)
EXECUTIVE MEDICAL REIMBURSEMENT PLAN

RIDER to

SUMMARY PLAN DESCRIPTION

21st CENTURY INSURANCE COMPANY agrees to provide the benefits of this Executive Medical Reimbursement Plan (“Supplement Plan”). All other provisions of the Prudent Buyer Plan Summary Plan Description which are not inconsistent with this Supplement Plan are incorporated in and made a part hereof by this reference. This Supplement Plan becomes effective at 12:01 a.m., Pacific Standard Time on January 1, 2004.

The italicized terms appearing on this Supplement Plan are defined in the DEFINITIONS section of your Prudent Buyer Plan Summary Plan Description.

ELIGIBLE STATUS

1.	Employees. Executives of 21st CENTURY INSURANCE COMPANY, whose coverage under this Supplement Plan is agreed to by 21st CENTURY INSURANCE COMPANY (the plan administrator).

2.	Dependents. Dependents of employees as set forth above are eligible, provided they meet the requirements for dependents as set forth in the Prudent Buyer Plan Summary Plan Description.

All other provisions and requirements of HOW COVERAGE BEGINS AND ENDS section of your Prudent Buyer Plan Summary Plan Description apply to this Executive Medical Reimbursement Plan.

YOUR EXECUTIVE MEDICAL BENEFITS

The benefits described below are provided for the services and supplies listed in YOUR EXECUTIVE MEDICAL BENEFITS: MEDICAL CARE THAT IS COVERED below, up to the Executive Medical Benefit Maximum. Benefits payable under this Supplement Plan will not include amounts paid under your Prudent Buyer Plan.

You are not required to pay any deductible or co-payment for these benefits.

EXECUTIVE MEDICAL BENEFIT MAXIMUM

The Executive Medical Benefit Maximum payable under this Supplement Plan is limited to $5,000 per family per calendar year.

CONDITIONS OF COVERAGE

The following conditions of coverage must be met for expense incurred for services or supplies to be covered.

1.
You must incur this expense while you are covered under these Executive Medical Reimbursement Plan benefits. Expense is incurred on the date you receive the service or supply for which the charge is made.

2.	The expense must be for a medical service or supply included in YOUR EXECUTIVE MEDICAL BENEFITS: MEDICAL CARE THAT IS COVERED.

3.
The expense must not be for a medical service or supply listed in YOUR EXECUTIVE MEDICAL BENEFITS: MEDICAL CARE THAT IS NOT COVERED. If the service or supply is partially excluded, then only that portion which is not excluded will be considered covered,

4.
Any services received must be those which are regularly provided and billed by the provider. In addition, those services must be consistent with the illness, injury, degree of disability and your medical needs. Benefits are provided only for the number of days required to treat your illness or injury,

5.	All services and supplies must be ordered by a physician.

MEDICAL CARE THAT IS COVERED

Subject to the Executive Medical Benefit Maximum, the requirements set forth under YOUR EXECUTIVE MEDICAL BENEFITS: CONDITIONS OF COVERAGE and the exclusions or limitations listed under YOUR EXECUTIVE MEDICAL BENEFITS: MEDICAL CARE THAT IS NOT COVERED, the plan will provide benefits for the following services and supplies:

Plan Payment. Expense incurred for medical services and supplies otherwise covered under your Prudent Buyer Plan, but for which no payment was made because such expense was applied to: (1) a calendar year or other deductible amount; (2) your Co-Payment; (3) the Medical Benefit Maximums; or (4) the non-contracting hospital penalty.

Non-Participating Providers. Expense incurred for other medical services and supplies provided by a non--participating provider which was not payable under your Prudent Buyer Plan solely because the charges are in excess of the reasonable charge or in excess of the customary and reasonable charge.

Convalescent Care. Services and supplies provided while confined in the convalescent wing of a hospital.

Reconstructive Surgery. Reconstructive surgery performed to correct deformities caused by congenital or developmental abnormalities, illness, or injury for the purpose of improving bodily function or symptomatology or creating a normal appearance.

Ambulance. Expense incurred for ambulance services, limited to a maximum payment of $1,000 per trip.

If you have an emergency medical condition that requires an emergency response, please call the “911” emergency response system if you are in an area where the system is established and operating.

Dental Care. Orthodontics, and other dental services and supplies to the extent that benefits are not payable under the base medical plan. This includes general anesthesia and associated facility charges when your clinical status or underlying medical condition requires that dental procedures be rendered in a hospital or ambulatory surgical center, to the extent such services are covered under your base medical plan.

Infertility. Services and supplies for the diagnosis and treatment of infertility.

Nicotine Dependency. Smoking cessation programs or treatment of nicotine or tobacco use.

Routine Physical Examinations. Routine physical examinations, including breast and pelvic examinations and pap smears.

Prostate Cancer Screening. Services and supplies provided in connection with routine tests to detect prostate cancer.

Weight Reduction. Services for weight reduction or treatment of obesity.

Cervical Cancer Screening. Services and supplies provided in connection with a routine test to detect cervical cancer (i.e., pap smear).

Vision Care. Eye examinations, eyeglasses and contact lenses.

Contraceptives. Services and supplies provided in connection with the following methods of contraception:

*	Injectable drugs and implants for birth control, administered in a physician’s office, if medically necessary.

*	Intrauterine contraceptive devices (IUD5) and diaphragms, dispensed by a physician if medically necessary.

*	Professional services of a physician in connection with the prescribing, fitting, and insertion of intrauterine contraceptive devices or diaphragms.

If your physician determines that none of these contraceptive methods are appropriate for you based on your medical or personal history, coverage will be provided for another prescription contraceptive method that is approved by the Food and Drug Administration (FDA) and prescribed by your physician.

Eye Surgery for Refractive Defects. Eye surgery for the purpose of correcting refractive defects of the eye such as nearsightedness (myopia) and/or astigmatism.

Hearing Care. Hearing examinations and hearing aids.

MEDICAL CARE THAT IS NOT COVERED

Benefits payable under this Supplement Plan will not include amounts paid under your Prudent Buyer Plan. In addition, no payment will be made under this Supplement Plan for expenses incurred for, or in connection with, any of the items below. (The titles given to these exclusions and limitations are for ease of reference only, they are not meant to be an integral part of the exclusions and limitations and do not modify their meaning.)

Not Medically Necessary. Services or supplies that are not medically necessary, as defined, unless the service or supply is specifically listed under YOUR EXECUTIVE MEDICAL BENEFITS: MEDICAL CARE THAT IS COVERED.

Transportation. Expense incurred for transportation, except as specifically stated in the “Ambulance” provision of YOUR EXECUTIVE MEDICAL BENEFITS:  MEDICAL CARE THAT IS COVERED. Mileage reimbursement Charges incurred in the purchase of, or the modification, a motor vehicle.

Health Coverage Costs. The cost for group or individual insurance, or any other coverage plan. This includes insured and uninsured plans.

Capital Improvement. Expense incurred in the purchase, installation or building of any device, equipment or facility which is a capital improvement of property.

Experimental or Investigative. Any experimental or investigative procedure or medication, unless the service or supply is specifically listed under YOUR EXECUTIVE MEDICAL BENEFITS: MEDICAL CARE THAT IS COVERED.

Self-Inflicted. Illness or injury that is self-inflicted.

Crime or Nuclear Energy. Conditions that result from: (1) your commission of or attempt to commit a felony; or (2) any release of nuclear energy, whether or not the result of war, when government funds are available for treatment of illness or injury arising from such release of nuclear energy.

Not Covered. Services received before your effective date or during an inpatient stay that began on or before your effective date. Services received after your coverage ends, except as specifically stated under EXTENSION OF BENEFITS of your Prudent Buyer Plan Summary Plan Description.

Excess Amounts. Any amounts in excess of the Executive Medical Benefit Maximum.

Work-Related. Work-related conditions if benefits are recovered or can be recovered, either by adjudication, settlement or otherwise, under any workers’ compensation, employer’s liability law or occupational disease law, even if you do not claim those benefits.

If there is a dispute or substantial uncertainty as to whether benefits may be recovered for those conditions pursuant to workers’ compensation, benefits will be provided subject to the right of recovery and reimbursement under California Labor Code Section 4903, and as described in REIMBURSEMENT FOR ACTS OF THIRD PARTIES.

Government Treatment. Any services provided by a local, state, or federal government agency, except when payment under this Supplement Plan is expressly required by federal or state law.

Services of Relatives. Professional services received from a person who lives in your home or who is related to you by blood or marriage.

Voluntary Payment. Services for which you have no legal obligation to pay, or for which no charge would be made in the absence of insurance coverage or other health plan coverage, except services received at a non-governmental charitable research hospital. Such a hospital must meet the following guidelines:

1. It must be internationally known as being devoted mainly to medical research;

2. At least 10% of its yearly budget must be spent on research not directly related to patient care;

3. At least one-third of its gross income must come from donations or grants other than gifts or payments for patient care;

4. It must accept patients who are unable to pay; and

5. Two-thirds of its patients must have conditions directly related to the hospital’s research.

Not Specifically Listed. Services not specifically listed in this Supplement Plan as covered services.

Private Contracts. Services or supplies provided pursuant to a private contract between the beneficiary and a provider, for which reimbursement under the Medicare program is prohibited, as specified in Section 1802 (42 U.S.C. 1395a) of Title XVIII of the Social Security Act.

Inpatient Diagnostic Tests. Inpatient room and board charges in connection with a hospital stay primarily for diagnostic tests which could have been performed safely on an outpatient basis.

Mental or Nervous Disorders. Mental or nervous disorders or substance abuse, including rehabilitative care in relation to these conditions, except as specifically stated in the “Mental or Nervous Disorders or Substance Abuse” provision of the MEDICAL CARE THAT IS COVERED section in your Prudent Buyer Plan Summary Plan Description.

Dental Services or Supplies. Cosmetic dental surgery or other dental services for beautification.

Optometric Services or Supplies. Eye exercises including orthoptics.

Cosmetic Surgery. Cosmetic surgery or other services solely for beautification or to improve appearance. This exclusion does not apply to reconstructive surgery to restore a bodily function, or to correct a deformity caused by injury. Cosmetic surgery does not become reconstructive surgery because of psychological or psychiatric reasons.

Sex Transformation. Procedures or treatments to change characteristics of the body to those of the opposite sex.

Orthopedic Supplies. Orthopedic shoes (except when joined to braces) or shoe inserts.

Air Conditioners. Air purifiers, air conditioners, or humidifiers.

Custodial Care or Rest Cures. Inpatient room and board charges in connection with a hospital stay primarily for environmental change, physical therapy or treatment of chronic pain. Custodial care, rest cures, or any services rendered by a rest home, a home for the aged, a nursing home or any similar facility, except when provided by a hospice, or as specifically stated in this Supplement Plan in the “Convalescent Care” provision of YOUR EXECUTIVE MEDICAL BENEFITS: MEDICAL CARE THAT IS COVERED.

Exercise Equipment. Exercise equipment, or any charges for activities, instrumentalities, or facilities normally intended or used for developing or maintaining physical fitness, including, but not limited to, charges from a physical fitness instructor, health club or gym, even if ordered by a physician.

Chronic Pain. Inpatient room and board charges in connection with a hospital stay primarily for treatment of chronic pain.

Personal Items. Any supplies for comfort, hygiene or beautification.

Education or Counseling. Educational services, or nutritional counseling, except as specifically provided or arranged by Blue Cross or a diabetes education program, as described in your Prudent Buyer Plan Summary Plan Description. Food supplements.

Telephone and Facsimile Machine Consultations. Consultations provided by telephone or facsimile machine.

Acupressure or Massage. Acupressure or massage to control pain, treat illness or promote health by applying pressure to one or more specific areas of the body based on dermatoses or acupuncture points.

Outpatient Drugs and Medications. Any non-prescription, over-the-counter patent or proprietary drug or medicine. Cosmetics, dietary supplements, health or beauty aids.

Contraceptive Devices. Contraceptive devices prescribed for birth control except as specifically stated in the “Contraceptives” provision in MEDICAL CARE THAT IS COVERED.

REIMBURSEMENT FOR ACTS OF THIRD PARTIES

No payment will be made under this Supplement Plan for expenses incurred for or in connection with any illness, injury, or condition for which a third party may be liable or legally responsible by reason of negligence, an intentional act or breach of any legal obligation - However, the plan will provide the benefits of this Supplement Plan subject to the following:

1.
The plan administrator will automatically have a lien, to the extent of benefits provided, upon any recovery, whether by settlement, judgment or otherwise, that you receive from the third party, the third party’s insurer, or the third party’s guarantor. The lien will be in the amount of benefits paid by the claims administrator under this Supplement Plan for the treatment of the illness, disease, injury or condition for which the third party is liable.

2.
You must advise the claims administrator in writing, within 60 days of filing a claim against the third party and take necessary action, furnish such information and assistance, and execute such papers as the claims administrator may require to facilitate enforcement of the plan administrators rights. You must not take action which may prejudice the rights or interest of the plan administrator under your Supplement Plan. Failure to give such notice to the claims administrator or cooperate with the claims administrator, or actions that prejudice the rights or interests of the claims administrator will be a material breach of this Supplement Plan and will result in your being personally responsible for reimbursing the plan administrator.

3.
The plan administrator will be entitled to collect its lien even if the amount you or anyone recovered for you (or your estate, parent or legal guardian) from or for account of such third party as compensation for the injury, illness or condition is less than the actual loss you suffered.

IMPORTANT: YOU MAY NOT BE ABLE TO CLAIM DEDUCTIONS OR TAKE TAX CREDIT ON YOUR FEDERAL AND STATE INCOME TAX FORMS FOR EXPENSES REIMBURSED UNDER THIS PLAN.